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Fusion Reports Third Quarter 2010 Results

NEW YORK, November 15, 2010 - Fusion (OTC BB: FSNN) today announced financial results for the quarter ended September 30, 2010.

The Company reported consolidated revenues of $11.1 million for the quarter ended September 30, 2010, a decrease of 5.9% when compared to revenues of $11.8 million for the third quarter of 2009.  Third quarter 2010 revenues for the Carrier Services segment decreased 7.0% when compared to the third quarter of 2009, and third quarter 2010 revenues for the Corporate Services segment increased 44.6% when compared to the third quarter of 2009. This quarter was the eleventh consecutive quarter of consistent revenue growth for the Corporate Services segment.

Consolidated gross margin increased to 9.3% for the third quarter of 2010, compared to 8.3% for the third quarter of 2009. This margin increase resulted from stronger margins in the Carrier Services segment, where the gross margin increased from 7.5% to 8.1%, and from increased business volume in the Corporate Services segment, which achieved a gross margin of 38.0%.

Selling, general, and administrative costs for the third quarter of 2010 were reduced by $77,000 or 3.4%, when compared to the third quarter of 2009.  This improvement was primarily attributable to the Company’s continuing focus on cost-containment.

As a result of the Company’s improved gross margin, and reduced SG&A expenses, its adjusted EBITDA loss (earnings before interest, taxes, depreciation, amortization, and specific non-recurring and non-cash adjustments) of ($0.9) million for the third quarter of 2010 was an 18.2% improvement from its third quarter 2009 adjusted EBITDA loss of ($1.1) million. These figures, which are adjusted for discontinued operations, do not reflect the full benefit of the Company’s exiting the consumer business.

For the quarter ended September 30, 2010, Fusion reported a net loss applicable to common stockholders of ($1.4) million or ($0.01) per share, a $0.6 million decrease when compared to a net loss applicable to common stockholders of ($2.0) million or ($0.03) per share for the quarter ended September 30, 2009. This 30.0% decrease in net loss per share compared to the prior year period resulted from continued improvement in the financial results of the Company’s continuing operations, the impact of its exit from the consumer business, and an increase in the total number of shares outstanding.

As of September 30, 2010, the Company had current assets of $3.2 million, compared to current assets of $2.9 million as of December 31, 2009, and total assets of $5.5 million, compared to total assets of $5.4 million as of December 31, 2009. These increases were primarily due to increased cash and cash equivalents, as well as increased accounts receivable.

Total stockholders' deficit at September 30, 2010 was ($6.6) million, compared to ($7.3) million as of December 31, 2009.  The change resulted from an increase in the accumulated deficit of $(4.4) million, offset by additional equity investments of $5.0 million. During the third quarter of 2010, Fusion raised approximately $1.2 million in new equity, and successfully converted approximately $0.2 million of existing debt to equity. The Company continues to seek additional equity and debt financing to fund its operations.

Commenting on the results, Matthew Rosen, Chief Executive Officer of Fusion, said, “I am particularly pleased with the continuing quarter over quarter growth in our Corporate Services segment and our significant improvement in overall gross margin. The combination of our ongoing focus on cost containment, improved margin performance and an almost 45% growth in corporate services revenue compared with the same period in 2009, demonstrates our continuing progress in meeting our financial objective of achieving profitability.”

Expanding on Mr. Rosen’s comments, Don Hutchins, President and Chief Operating Officer, said,  “In addition to our strong quarter over quarter growth in corporate services and improvement in adjusted EBITDA, we are proud of the financial improvements we have made since our last quarter.  When comparing the third quarter with the second quarter of 2010, we have achieved an improvement of 14.4% in total revenues, 7.0% in gross margin dollars and 22.0% in adjusted EBITDA.”

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions.  Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP).  Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income (Loss) to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Statements in this press release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls, securing necessary funding and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION

Philip Turits, Treasurer

CONTACT:

212-201-2407

pturits@fusiontel.com

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$ 11,149,973	$ 11,853,020	$ 30,465,806	$ 29,505,082
Operating expenses:
Cost of revenues	10,108,777	10,865,824	27,526,331	27,291,855
Depreciation and amortization	198,106	304,121	637,891	1,020,536
Loss on Impairment	-	-	-	243,000
Selling, general and administrative expenses	2,202,399	2,279,704	6,594,291	6,992,151
Advertising and Marketing	15,358	4,006	36,554	14,518
Total operating expenses	12,524,640	13,453,655	34,795,067	35,562,060
Operating loss	(1,374,667)	(1,600,635)	(4,329,261)	(6,056,978)

Other income (expense)
Interest income (expense), net	(42,521)	(109,445)	(146,585)	(324,617)
Gain on extinguishment/settlement of debt	150,000	-	159,500	-
Other	10,161	1,991	18,890	5,485
Total other income (expense)	117,640	(107,454)	31,805	(319,132)
Loss from continuing operations	(1,257,027)	(1,708,089)	(4,297,456)	(6,376,110)

Income (Loss) from discontinued operations	6,224	(102,900)	(82,132)	(1,467,843)

Net loss	$ (1,250,803)	$ (1,810,989)	$ (4,379,588)	$ (7,843,953)

Loss applicable to Common Stockholders:
Loss from continuing operations	$ (1,257,027)	$ (1,708,089)	$ (4,297,456)	$ (6,376,110)
Preferred stock dividends in arrears	(147,099)	(161,214)	(436,501)	(478,386)
Net loss from continuing operations applicable to Common Stockholders:	(1,404,126)	(1,869,303)	(4,733,957)	(6,854,496)
Income (Loss) from discontinued operations	6,224	(102,900)	(82,132)	(1,467,843)
Net loss applicable to common stockholders	$ (1,397,902)	$ (1,972,203)	$ (4,816,089)	$ (8,322,339)
Basic and diluted net loss per common share:
Loss from continuing operations	$ (0.01)	$ (0.03)	$ (0.04)	$ (0.12)
Loss from discontinued operations	0.00	(0.00)	(0.00)	(0.03)
Net loss applicable to Common Stockholders	$ (0.01)	$ (0.03)	$ (0.04)	$ (0.14)
Weighted average common shares outstanding:
Basic and diluted	125,861,331	67,663,257	110,401,741	57,568,953

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	September 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$ 257,488	$ 99,019
Accounts receivable, net of allowance	2,795,624	2,500,319
Restricted cash, current portion	-	168,176
Prepaid expenses and other current assets	172,687	130,647
Assets held for sale	4,554	6,513
Assets of Discontinued Operations	15,447	32,283
Total current assets	3,245,800	2,936,957
Property and equipment, net	1,224,864	1,664,583
Other assets
Security deposits	33,106	23,008
Restricted cash, net of current portion	533,437	248,390
Intangible assets, net	438,330	489,294
Other assets	54,009	62,119
Total other assets	1,058,882	822,811
TOTAL ASSETS	$ 5,529,546	$ 5,424,351

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Long-term debt, current portion	$ 2,525,470	$ 2,407,187
Capital and equipment financing lease obligations, current portion	8,045	14,831
Escrow Payable	155,000	321,418
Accounts payable and accrued expenses	8,813,220	9,263,872
Liabilities of discontinued operations	230,274	360,294
Total current liabilities	11,732,009	12,367,602
Long-term liabilities
Capital and equipment financing lease obligations, net of current portion	-	2587
Other long-term liabilities	444,322	336,815
Total long-term liabilities	444,322	339,402

Stockholders' equity
Preferred stock, Class A-1, A-2, A-3 & A-4	73	80
Common stock	1,320,106	925,440
Capital in excess of par value	135,605,562	130,984,766
Accumulated deficit	(143,572,526)	(139,192,939)
Total stockholders' equity	(6,646,785)	(7,282,653)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 5,529,546	$ 5,424,351

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Loss	$ (1,250,803)	$ (1,810,989)	$ (4,379,588)	$ (7,843,953)

Loss from discontinued operations	(6,224)	102,900	82,132	1,467,843
Loss from continuing operations	(1,257,027)	(1,708,089)	(4,297,456)	(6,376,110)
Adjustments:
Interest (income) expense, net	42,521	109,445	146,585	324,617
Depreciation and amortization	198,106	304,121	637,891	1,020,536
Loss on impairment	-	-	-	243,000
EBITDA	(1,016,400)	(1,294,523)	(3,512,980)	(4,787,957)
Adjustments:
(Gain)/loss on disposal of fixed assets	-	-	-	-
Communication charges	-	-	-	-
Other taxes	34,505	40,321	110,097	92,746
Non cash compensation	101,897	145,145	238,942	264,912
Adjusted EBITDA	$ (879,998)	$ (1,109,057)	$ (3,163,941)	$ (4,430,299)